Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

Beyond, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Plan	Security Type	Security class title	Fee calculation rule	Amount registered(1)	Proposed maximum offering price per share(2)	Maximum aggregate offering price(2)	Fee rate	Amount of registration fee
Executive Chairman Performance Award Grant Notice and Award Agreement	Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and 457(h)	2,250,000 (1)	$53.30(2)	$119,925,000	$147.60 per million dollars	$17,701
		Total Offering Amounts				$119,925,000		$17,701
		Total Fee Offsets						$—
		Net Fee Due						$17,701

(1) This Registration Statement covers (i) 2,250,000 shares of Common Stock, $0.0001 par value per share (the “Common Stock”), of Beyond, Inc. (the “Registrant”) to be registered under the Executive Chairman Performance Award Grant Notice and Award Agreement (the “Award Agreement”), and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock which become issuable under the Award Agreement to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2) Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The computation is based upon the weighted average of the price at which the options may be exercised.